CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Service Providers”, “Independent Registered Public Accounting Firm and Legal Counsel” and “Financial Highlights” in the prospectus dated February 25, 2011 and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm and Legal Counsel” in the related statement of additional information and to the use of our report on Torchlight Value Fund Master, LLC dated December 22, 2010, which is incorporated by reference in this Post-Effective Amendment No. 12 to the Registration Statement (Form No. 811-21122) of Torchlight Value Fund Master, LLC.

New York, New York

February 23, 2011